TYSON FOODS NAMES STEWART GLENDINNING CHIEF FINANCIAL OFFICER

SPRINGDALE, Ark., – November 8, 2017 – Tyson Foods, Inc. (NYSE: TSN) today announced that Stewart F. Glendinning has been appointed Chief Financial Officer, effective February 10, 2018. Dennis Leatherby, who has served Tyson Foods as Chief Financial Officer since 2008, will remain in that capacity until that date. To ensure a smooth transition, Glendinning will join the company on December 11, 2017, and Leatherby will stay with the company until April 2018.

Glendinning joins Tyson Foods from Molson Coors Brewing Company, where he served as President & CEO, International. He began his career at Molson Coors in 2005 as Chief Financial Officer, UK and subsequently held the positions of Global Chief Financial Officer, President & CEO, UK and President & CEO, Canada. Prior to that, Glendinning served in senior financial positions with The Hackett Group and KPMG.

“Stewart’s background in both finance and operations will be an important asset to our team as we continue Tyson Foods’ transformation to a modern food company,” said Tom Hayes, President and CEO of Tyson Foods. “In the past year, we have made great progress in building our strategy to grow through differentiated capabilities, deliver ongoing financial fitness through continuous improvement and to sustain our company and our world for future generations. Stewart’s expertise will add depth and dimension as we continue to focus on providing sustainable food at scale to deliver value to all of our stakeholders.

“During his 28 years at Tyson Foods, especially his almost decade as CFO, Dennis has been a critical factor in our growth, helping guide the strategic repositioning of the company and our acquisition program during his tenure,” added Hayes. “On behalf of our board, our executive team and the entire Tyson Foods family, I want to thank him for his countless contributions during his long and distinguished tenure.”

“Tyson Foods is primed to launch its next phase of growth and now is the right time for me to pursue the next chapter in my life, including spending more time with my extremely supportive family and friends,” stated Dennis Leatherby. “I am extremely proud of what this organization has been able to achieve in my nearly three decades here and I am honored to have been part of a fabulous leadership team. Many more good things are ahead for this great company.”

“This is an exciting time for Tyson Foods, with incredible opportunities to build on the breadth and scope of its standing as one of the world’s premier food companies,” said Stewart Glendinning. “I look forward to working with Tom as part of his leadership team to help realize the company’s strategic and operational goals and to support brands that have been such an important part of how we eat for generations.”

About Tyson Foods, Inc.
Tyson Foods Inc. (NYSE:TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company had 114,000 team members at October 1, 2016. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.

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Contact: Gary Mickelson, 479-290-6111, gary.mickelson@tyson.com